Exhibit 99.1

Media Contact:	Investor Contact:
Jason Saragian	Scott Deitz
419.248.8987	419.248.8935

Owens Corning Completes Sale of Its Siding Solutions Business

Sale Includes Norandex/Reynolds Distribution Business

TOLEDO, Ohio – Aug. 31, 2007 – Owens Corning (NYSE: OC) has completed the sale of its Siding Solutions business to Saint-Gobain for $371 million as previously announced on July 17, 2007. The sale includes the company’s Norandex/Reynolds distribution business with 153 U.S. distribution centers in 38 states. Three vinyl siding manufacturing facilities in North America located in Claremont, N.C.; Joplin, Mo.; and London, Ontario are also part of the transaction.

“This sale is part of our ongoing strategy to focus on core businesses that bring value to our customers,” said Dave Brown, president and chief executive officer. “This transaction enhances shareholder value by strengthening Owens Corning’s ability to generate consistent profitable growth across its portfolio of businesses.”

The transaction completes Owens Corning’s previously announced strategic review of its Siding Solutions business.

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for 53 consecutive years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing and masonry products, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and operations in 26 countries. Additional information is available at www.owenscorning.com.

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Copyright © 2007 Owens Corning